Exhibit 99.1

Tucows Announces $10 Million Dollar Stock Buyback Program

TORONTO — January 9, 2007 - Tucows Inc. (AMEX:TCX, TSX:TC) a leading provider of Internet services to web hosting companies, ISPs and other service providers worldwide, today announced that its Board of Directors has approved a stock buyback program of up to $10 million for the repurchase of its common stock.

The timing and exact number of shares purchased will be at the Company’s discretion and will depend on market conditions and may be suspended or discontinued at any time.  All repurchases may occur through open market purchases, privately negotiated or block transactions as permitted by securities laws and other legal requirements.  The Company does not intend to repurchase any shares from its management team or other insiders.  As of January 9, 2007, the Company has approximately 76 million shares of common stock outstanding.

About Tucows

Tucows Inc. (AMEX:TCX, TSX:TC) provides Internet services through a global distribution network of 6,000 web hosting companies, ISPs (Internet Service Providers) and other Internet related service companies. Our partners use Tucows’ provisioned services to offer solutions to their customers: enterprises, small and medium businesses and consumers. Tucows is an accredited registrar with ICANN (the Internet Corporation for Assigned Names and Numbers) and provides domain name registration services, hosted email, spam and virus protection, Blogware, website building tools, the Platypus Billing System and digital certificates. Tucows also provides software download libraries. For more information, please visit: www.tucowsinc.com

Contact

Leona Hobbs
Communications Manager
Tucows Inc.
(416) 538-5450
lhobbs@tucows.com

This news release contains, in addition to historical information, forward-looking statements related to such matters as our business, including the timing and exact number of shares to be purchased under the stock buyback program. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks, including shareholder and regulatory approval, that could cause actual results to differ materially from those described in the forward-looking statements. Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.